Exhibit 99.1

For Immediate Release

LL FLOORING APPOINTS TECHNOLOGY EXECUTIVE ASHISH PARMAR

TO ITS BOARD OF DIRECTORS

RICHMOND, Va., July 23, 2021 – Lumber Liquidators (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced the appointment of Ashish Parmar to its Board of Directors, effective July 22, 2021. Mr. Parmar will also serve on the Audit Committee, effective September 1, 2021.

“Advancing our digital capabilities and delivering a seamless omnichannel experience are key pillars of our transformation strategy to be the leading destination in hard-surface flooring,” said President and Chief Executive Officer Charles Tyson. “Over the past year, the pace of technological change has accelerated. We are excited to add Ashish to our Board and to benefit from his extensive experience in leading digital transformations as we chart our course for long-term sustainable growth.”

Mr. Parmar, 45, brings to LL Flooring more than 20 years of leadership and technology experience across luxury retail, logistics, and consumer electronics. He currently serves as senior vice president and chief information officer for Tapestry, Inc., a New York-based house of global modern luxury lifestyle brands, whose portfolio includes Coach, Kate Spade, and Stuart Weitzman. In this role, he leads the technology strategy, information security and technology operations globally. Mr. Parmar’s experience at Tapestry includes supporting the company’s digital transformation and multi-year growth agenda. He led the implementation of Tapestry’s new SAP S/4 HANA ERP platform and created strategic partnerships that have modernized the company’s IT infrastructure, driving agility and operational efficiencies, while enabling Tapestry’s consumer-centric and digital-first growth initiatives. Mr. Parmar has a breadth of international experience in both technology and supply chain. He served as Director & Country Head of Information Technology with LF Logistics, and is a graduate of Philips Electronics management development program for supply chain. Mr. Parmar earned a Master of Science, Management from New Jersey Institute of Technology, and Bachelor of Science, Business Logistics from Pennsylvania State University.

About LL Flooring

LL Flooring is one of North America’s leading specialty retailers of hard-surface flooring with 416 stores as of June 30, 2021. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

For further information contact:

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801